                                                                     EXHIBIT 5.1

                       [LETTERHEAD OF JOHNSON & JOHNSON]


                                                              September 24, 2001


Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, NJ 08933

Dear Ladies and Gentlemen:

     I am Associate General Counsel of Johnson & Johnson, a New Jersey corporation (the "Company"), and I am familiar with the Registration Statement on Form S-4 (the "Registration Statement") being filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed issuance of shares of the Company's Common Stock, par value $1.00 per share ("Common Stock"), in connection with the merger of Sunrise Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company ("Merger Sub"), with and into Inverness Medical Technology, Inc., a Delaware corporation ("Inverness"), pursuant to the terms of the Agreement and Plan of Split-off and Merger dated as of May 23, 2001 (the "Split-off and Merger Agreement"), among the Company, Merger Sub and Inverness.

     I have reviewed the Company's Restated Certificate of Incorporation and By-laws and such other corporate records of the Company and documents and certificates of public officials and others as I have deemed necessary as a basis for the opinion hereinafter expressed.


     I am licensed to practice law in the State of New Jersey, the jurisdiction of incorporation of the Company, and the opinion hereinafter expressed is based solely on the internal laws of the State of New Jersey.


     Based on the foregoing and having regard for such legal considerations as I deem relevant, I am of the opinion that the shares of Common Stock covered by the Registration Statement when delivered in exchange for shares of Inverness common stock pursuant to the Split-off and Merger Agreement will be duly authorized, validly issued, fully paid and nonassessable.

     I hereby consent to the use of my name under the caption "Legal Matters" in the Proxy Statement/Prospectus constituting a part of the Registration Statement and to the use of this opinion as an Exhibit to the Registration Statement.

                                          Very truly yours,

                                          /s/ JOSEPH S. ORBAN
                                          --------------------------------------
                                          Name: Joseph S. Orban
                                          Title:  Associate General Counsel